------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             -----------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)
           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13D-1(B)(C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 3 )1


                             GLOBAL DIRECTMAIL CORP
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                             -----------------------

                                   379321 102
                                 (CUSIP Number)

                                 December 14, 1998
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
   ___
  /__/ Rule 13d-1(b)
  ___
 /__/  Rule 13d-1(c)
 ___
/ x/   Rule 13d-1(d)

          (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 2 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         RICHARD LEEDS
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  / /
                                                                     (b) /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                                 5    SOLE VOTING POWER
         NUMBER OF SHARES
         ENEFICIALLY OWNED BY                         7,943,782
         ACH REPORTING PERSON                    ------------------------------
         WITH                                    6    SHARED VOTING POWER
                                                      2,737,398
                                                 ------------------------------
                                                 7    SOLE DISPOSITIVE POWER
                                                      7,943,782
                                                 ------------------------------
                                                 8    SHARED DISPOSITIVE POWER
                                                      2,737,398
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,681,180
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                        /  /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         29.6%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 3 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         ROBERT LEEDS
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /  /
                                                                      (b) /x/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
-------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
        NUMBER OF SHARES                             6,093,950
        BENEFICIALLY OWNED BY
        EACH REPORTING PERSON                    ------------------------------
        WITH                                     6   SHARED VOTING POWER
                                                     2,737,647
                                                 ------------------------------
                                                 7   SOLE DISPOSITIVE POWER
                                                     6,093,950
                                                 ------------------------------
                                                 8   SHARED DISPOSITIVE POWER
                                                     2,737,647
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,831,597
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                 /  /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              24.4%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 4 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         BRUCE LEEDS
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  / /
                                                                   (b) /x/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                                5     SOLE VOTING POWER
                                                      6,093,948
          NUMBER OF SHARES                      -------------------------------
          BENEFICIALLY OWNED BY                 6     SHARED VOTING POWER
          EACH REPORTING PERSON                       2,737,647
               WITH                             -------------------------------
                                                7     SOLE DISPOSITIVE POWER
                                                      6,093,948
                                                -------------------------------
                                                8     SHARED DISPOSITIVE POWER
                                                      2,737,647
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,831,595
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                 /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          24.4%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 5 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         MICHAEL LEEDS
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b) / x/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                               5     SOLE VOTING POWER
          NUMBER OF SHARES                           -0-
          BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                --------------------------------
          WITH                                 6     SHARED VOTING POWER
                                                     -0-
                                               --------------------------------
                                               7     SOLE DISPOSITIVE POWER
                                                     -0-
                                               --------------------------------
                                               8     SHARED DISPOSITIVE POWER
                                                     -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                 /  /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 6 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         GENERATIONS PARTNERS, L.P.
         11-3296824
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) /  /
                                                                 (b) /x/

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
-------------------------------------------------------------------------------
                                                5     SOLE VOTING POWER
          NUMBER OF SHARES                            1,850,583
          BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                 -------------------------------
          WITH                                  6     SHARED VOTING POWER
                                                      -0-
                                                -------------------------------
                                                7     SOLE DISPOSITIVE POWER
                                                      1,850,583
                                                -------------------------------
                                                8    SHARED DISPOSITIVE POWER
                                                      -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,850,583
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                       /  /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.1%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

              PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 7 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         PAUL LEEDS
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) /  /
                                                                 (b) /x/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                            5        SOLE VOTING POWER
          NUMBER OF SHARES                           243,277
          BENEFICIALLY OWNED BY
          EACH REPORTING PERSON             -----------------------------------
          WITH                              6        SHARED VOTING POWER
                                                     4,410
                                            -----------------------------------
                                            7        SOLE DISPOSITIVE POWER
                                                     243,277
                                           ------------------------------------
                                            8        SHARED DISPOSITIVE POWER
                                                     4,410
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         247,687
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                      /X/
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.7%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page  8 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         CAROL LEEDS
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   / /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                              5     SOLE VOTING POWER
         NUMBER OF SHARES                            10,000
         BENEFICIALLY OWNED BY                ---------------------------------
         EACH REPORTING PERSON                6     SHARED VOTING POWER
         WITH                                       -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    10,000
                                              ---------------------------------
                                              8     SHARED DISPOSITIVE POWER
                                                    -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.03%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

              IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 9 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         NANCY LEEDS BUNT
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                              5    SOLE VOTING POWER
         NUMBER OF SHARES                          466,812
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6   SHARED VOTING POWER
                                                  3,200
                                              ---------------------------------
                                              7   SOLE DISPOSITIVE POWER
                                                  466,812
                                              ---------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  3,200
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         470,012
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                 /  /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.3%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 10 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         MICHELE ROSENBERG
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  /  /
                                                            (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                             5        SOLE VOTING POWER
          NUMBER OF SHARES                            2,000
          BENEFICIALLY OWNED BY
          EACH REPORTING PERSON              ----------------------------------
          WITH                               6        SHARED VOTING POWER
                                                      3,956,346
                                             ----------------------------------
                                             7        SOLE DISPOSITIVE POWER
                                                      2,000
                                             ----------------------------------
                                             8        SHARED DISPOSITIVE POWER
                                                      3,956,346
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,958,346
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                 /  /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         11.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 11 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE RICHARD LEEDS IRREVOCABLE TRUST
         13-7039966
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            438,557
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    438,557
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         438,557
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.2%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

              OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 12 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE ROBERT LEEDS IRREVOCABLE TRUST
         13-7045037
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)   / /
                                                                 (b)  /X/

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            438,557
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    438,557
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         438,557
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.2%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

              OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 13 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE BRUCE LEEDS IRREVOCABLE TRUST
         13-7039904
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            438,557
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    438,557
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         438,557
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.2%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 14 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE DAVID LEEDS GRANTOR TRUST
         11-6386642
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            231,327
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    231,327
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         231,327
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.6%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 15 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE 1997 ROBERT LEEDS GRANTOR RETAINED ANNUITY TRUST
         13-7110411
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            375,774
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    375,774
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         375,774
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.0%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 16 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE 1997 ROBERT LEEDS GRANTOR RETAINED ANNUITY TRUST
         13-7110412
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            375,525
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    375,525
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         375,525
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.0%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 17 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE 1997 BRUCE LEEDS GRANTOR RETAINED ANNUITY TRUST
         13-7110407
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            375,525
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    375,525
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         375,525
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.0%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 18 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE 1997 RICHARD LEEDS GRANTOR RETAINED ANNUITY TRUST II
         13-7113589
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            454,617
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    454,617
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         454,617
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 19 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE 1997 ROBERT LEEDS GRANTOR RETAINED ANNUITY TRUST II
         13-7113590
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            454,617
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    454,617
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         454,617
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 20 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE 1997 BRUCE LEEDS GRANTOR RETAINED ANNUITY TRUST II
         13-7113588
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            454,617
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    454,617
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         454,617
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 21 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         GML PARTNERS, L.P.
         13-3983149
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            235,850
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    235,850
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         235,850
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.7%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 22 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE RICHARD LEEDS FAMILY IRREVOCABLE TRUST
         13-7084941
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            50,000
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    50,000
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 23 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         THE ROBERT LEEDS FAMILY IRREVOCABLE TRUST
         13-7083942
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            50,000
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    50,000
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------              ----------------------------------
CUSIP No. 379321 102                         Page 24 of 33 Pages
-------------------------------              ----------------------------------
-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         THE BRUCE LEEDS FAMILY IRREVOCABLE TRUST
         13-7083943
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  /  /
                                                                 (b)  /X/

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK
-------------------------------------------------------------------------------
                                              5      SOLE VOTING POWER
         NUMBER OF SHARES                            50,000
         BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                ---------------------------------
         WITH                                 6      SHARED VOTING POWER
                                                     -0-
                                              ---------------------------------
                                              7     SOLE DISPOSITIVE POWER
                                                    50,000
                                              ---------------------------------
                                              8    SHARED DISPOSITIVE POWER
                                                   -0-
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     ITEM 1(A). NAME OF ISSUER.

     Global DirectMail Corp (the "Company")

     ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     22 Harbor Park Drive
     Port Washington, NY 11050

     ITEM 2(A). NAME OF PERSON FILING.

     This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

     (1)  For: Richard Leeds, Robert Leeds, Bruce Leeds,
                   Generations Partners, L.P., The Richard Leeds
                   Irrevocable Trust, The Robert Leeds Irrevocable
                   Trust, The Bruce Leeds Irrevocable  Trust, The 1997
                   Richard Leeds Grantor Retained Annuity Trust, The
                   1997 Robert Leeds  Grantor Retained Annuity Trust,
                   The 1997 Bruce Leeds Grantor Retained Annuity Trust,
                   The 1997 Richard Leeds Grantor Retained Annuity Trust II, The Robert Leeds Grantor Retained Annuity Trust II, The 1997 Bruce Leeds Grantor Retained Annuity Trust II, The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable
                   Trust:

                   Global DirectMail Corp
                   22 Harbor Park Drive
                   Port Washington, NY 11050

     (2)  For: Michele Rosenberg:

                  Cornick Garber & Sandler LLP
                  630 Third Avenue
                  10th Floor
                  New York, NY 10017

     (3)  For: Michael Leeds and Carol Leeds:

                  800 South Ocean Boulevard
                  Boca Raton, FL 33432

     (4)  For: Paul Leeds and The David Leeds Grantor Trust:

                  6141 Hollows Lane
                  Delray Beach, FL  33484

     (5)  For: Nancy Leeds Bunt and GML Partners, L.P.:

                  320 Central Park West
                  Apt. 10A
                  New York, NY  10025

     ITEM 2(C). CITIZENSHIP.

     Each of the persons filing this statement is a United States citizen, a limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

     ITEM 2(D). TITLE OF CLASS OF SECURITIES.

     This statement relates to the Company's Common Stock, par value $.01 per share (the "Common Stock").

     ITEM 2(E). CUSIP NUMBER.

     379321 10 2

     ITEM 3. FOR STATEMENTS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C).

     Not applicable.

     ITEM 4(A), (B) AND (C). OWNERSHIP.

     Richard Leeds is the beneficial owner of 10,681,180 shares of Common Stock of the Company, representing 29.6% of the total number of shares outstanding as of December 31, 1998. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 7,943,782 of such shares (including 1,856,083 shares owned by Generations Partners, L.P., a limited partnership of which Richard Leeds is the general partner) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,737,398 of such shares as co-trustee for trusts for the benefit of his brothers children and 100,000 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

     Robert Leeds is the beneficial owner of 8,831,597 shares of Common Stock of the Company, representing 24.4% of the total number of shares outstanding as of December 31, 1998. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,093,950 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,737,647 of such shares as co-trustee for trusts for the benefit of his brothers children and 100,000 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

     Bruce Leeds is the beneficial owner of 8,831,595 shares of Common Stock of the Company, representing 24.4% of the total number of shares outstanding as of December 31, 1998. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,093,948 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,737,647 of such shares as co-trustee for trusts for the benefit of his brothers children and 100,000 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

     Michael Leeds is not the beneficial owner of any shares of Common Stock of the Company as of December 31, 1998.

     Generations Partners, L.P. is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,850,583 shares of Common Stock of the Company, representing 5.1% of the total number of shares outstanding as of December 31, 1998.

     Paul Leeds is the beneficial owner of 247,687 shares of Common Stock of the Company, representing 0.7% of the total number of shares outstanding as of December 31, 1998. Paul Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 243,277 such shares (including 231,327 shares owned by The David Leeds Grantor Trust, for which Paul Leeds acts as trustee) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 4,410 of such shares, all of which are held in retirement and other accounts for the benefit of his wife and children.

     Carol Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or to direct the disposition, of 10,000 shares of Common Stock of the Company, representing 0.03% of the total number of shares outstanding as of December 31, 1998.

     Nancy Leeds Bunt is the beneficial owner of 470,012 shares of Common Stock of the Company, representing 1.3% of the total number of shares outstanding as of December 31, 1998. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 466,812 of such shares (including 235,850 shares owned by GML Partners, L.P., a limited partnership of which Nancy Leeds Bunt is the general partner, and 1,000 shares as custodian for Jake Edward Bunt, and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,200 of such shares, all of which are held in her name in retirement and other accounts.

     Michele Rosenberg is the beneficial owner of 3,958,346 shares of Common Stock of the Company, representing 11.0% of the total number of shares outstanding as of December 31, 1998. Ms. Rosenberg has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,956,346 of such shares as co-trustee for trusts for the benefit of the children of Richard Leeds, Robert Leeds and Bruce Leeds.

     Each of The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust and The Bruce Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 438,557 shares of Common Stock of the Company, representing 1.2% of the total number of shares outstanding as of December 31, 1998.

     The David Leeds Grantor Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 231,327 shares of Common Stock of the Company, representing 0.6% of the total number of shares outstanding as of December 31, 1998.

     The 1997 Richard Leeds Grantor Retained Annuity Trust is the beneficial owner, and has the sole power to vote or direct the vote and to dispose or direct the disposition, of 375,774 shares of Common Stock of the Company representing 1.0% of the total number of shares outstanding as of December 31, 1998.

     Each of The 1997 Robert Leeds Grantor Retained Annuity Trust and The 1997 Bruce Leeds Grantor Retained Annuity Trust is the beneficial owner, and has sole power to vote or direct the vote and to dispose or direct the disposition, of 375,525 shares of Common Stock of the Company, representing 1.0% of the total number of shares outstanding as of December 31, 1998.

     Each of The 1997 Richard Leeds Grantor Retained Annuity Trust II, The 1997 Robert Leeds Grantor Retained Annuity Trust II and The 1997 Bruce Leeds Grantor Retained Annuity Trust II is the beneficial owner, and has sole power to dispose or direct the disposition, of 454,617 shares of Common Stock of the Company representing 1.3% of the total number of shares outstanding as of December 31, 1998.

     GML Partners, L.P. is the beneficial owner, and has the sole power to vote or to direct the vote and to dispose or to direct the disposition, of 235,850 shares of Common Stock of the Company representing 0.7% of the total number of outstanding shares as of December 31, 1998.

     Each of The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 50,000 shares of Common Stock of the Company, representing 0.1% of the total number of shares outstanding as of December 31, 1998.

     The Company and each of the persons listed above (each, "Holder") have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.

     ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

     ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

     ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Item 4 above.

     ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

     ITEM 10. CERTIFICATION.

     Not applicable.


                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:         February 12, 1999


                                        /s/ Richard Leeds
                                        --------------------
                                            Richard Leeds


                                        /s/ Robert Leeds
                                        --------------------
                                            Robert Leeds


                                        /s/ Bruce Leeds
                                        --------------------
                                            Bruce Leeds


                                        /s/ Michael Leeds
                                        --------------------
                                            Michael Leeds


                                        /s/ Paul Leeds
                                        --------------------
                                            Paul Leeds


                                        /s/ Carol Leeds
                                        --------------------
                                            Carol Leeds


                                        /s/ Nancy Leeds Bunt
                                        --------------------
                                            Nancy Leeds Bunt


                                        /s/ Michele Rosenberg
                                        --------------------
                                            Michele Rosenberg


                                        GENERATIONS PARTNERS, L.P.


                                        By: /s/ Richard Leeds
                                            ------------------------------
                                            Richard Leeds, General Partner


                                        THE RICHARD LEEDS IRREVOCABLE TRUST


                                        By:/s/ Bruce leeds
                                           -------------------------------
                                           Bruce Leeds, as Trustee


                                        By:/s/ Robert Leeds
                                           -------------------------------
                                           Robert Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           -------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE ROBERT LEEDS IRREVOCABLE TRUST


                                        By:/s/ Bruce Leeds
                                           -------------------------------
                                           Bruce Leeds, as Trustee


                                        By:/s/ Richard Leeds,
                                           -------------------------------
                                           Richard Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           -------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE BRUCE LEEDS IRREVOCABLE TRUST


                                        By:/s/ Robert Leeds
                                           ----------------------------------
                                           Robert Leeds, as Trustee


                                        By:/s/ Richard Leeds
                                           ----------------------------------
                                           Richard Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           ----------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE DAVID LEEDS GRANTOR TRUST


                                        By:/s/ Paul Leeds
                                           ----------------------------------
                                           Paul Leeds, as Trustee


                                        THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                           ANNUITY TRUST


                                        By:/s/ Bruce Leeds
                                           ----------------------------------
                                           Bruce Leeds, as Trustee


                                        By:/s/ Robert Leeds
                                           ----------------------------------
                                           Robert Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           ----------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE 1997 ROBERT LEEDS GRANTOR RETAINED
                                           ANNUITY TRUST


                                        By: /s/ Richard Leeds
                                            ----------------------------------
                                            Richard Leeds, as Trustee


                                        By:/s/ Bruce Leeds
                                           ----------------------------------
                                           Bruce Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           ----------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE 1997 BRUCE LEEDS GRANTOR RETAINED
                                           ANNUITY TRUST


                                        By:/s/ Richard Leeds
                                           ----------------------------------
                                           Richard Leeds, as Trustee


                                        By:/s/ Robert Leeds
                                           ----------------------------------
                                           Robert Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           ----------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                           ANNUITY TRUST II


                                        By:/s/ Bruce Leeds
                                           ----------------------------------
                                           Bruce Leeds, as Trustee


                                        By:/s/ Robert Leeds
                                           ----------------------------------
                                           Robert Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           ----------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE 1997 RICHARD LEEDS GRANTOR RETAINED
                                           ANNUITY TRUST II


                                         By:/s/ Bruce Leeds
                                            ----------------------------------
                                            Bruce Leeds, as Trustee


                                         By:/s/ Robert Leeds
                                            ----------------------------------
                                            Robert Leeds, as Trustee


                                         By:/s/ Michele Rosenberg
                                            ----------------------------------
                                            Michele Rosenberg, as Trustee


                                         GML PARTNERS, L.P.


                                         By:/s/ Nancy Leeds Bunt
                                            ----------------------------------
                                            Nancy Leeds Bunt, General Partner


                                         THE RICHARD LEEDS FAMILY IRREVOCABLE
                                         TRUST


                                         By:/s/ Robert Leeds
                                            ----------------------------------
                                            Robert Leeds, as Trustee


                                         By:/s/ Bruce Leeds
                                            ----------------------------------
                                            Bruce Leeds, as Trustee


                                         By:/s/ Michele Rosenberg
                                            ----------------------------------
                                            Michele Rosenberg, as Trustee


                                        THE ROBERT LEEDS FAMILY IRREVOCABLE
                                        TRUST


                                        By:/s/ Richard Leeds
                                           ----------------------------------
                                           Richard Leeds, as Trustee


                                        By:/s/ Bruce Leeds
                                           ----------------------------------
                                           Bruce Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           ----------------------------------
                                           Michele Rosenberg, as Trustee


                                        THE BRUCE LEEDS FAMILY IRREVOCABLE
                                        TRUST


                                        By:/s/ Richard Leeds
                                           ----------------------------------
                                           Richard Leeds, as Trustee


                                        By:/s/ Robert Leeds
                                           ----------------------------------
                                           Robert Leeds, as Trustee


                                        By:/s/ Michele Rosenberg
                                           ----------------------------------
                                           Michele Rosenberg, as Trustee